                                              LipoMatrix Contract Number LMI 047


                                                                   EXHIBIT 10.73

                             COORDINATION AGREEMENT*

         This Coordination Agreement (the "Agreement") is entered into as of March 24, 1995, between LipoMatrix, Incorporated ("LipoMatrix"), a corporation organized under the law of the British Virgin Islands with an office located at Puits Godets 24, CH-2000 Neuchatel, Switzerland and Collagen International Incorporated ("Collagen International"), a corporation organized under the law of the State of Delaware, United States of America with an office located at 2, Avenue Gratta-Paille, CH-1000 Lausanne 30 Grey, Switzerland.

         IN CONSIDERATION OF THE MUTUAL PROMISES HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

         1.      DISTRIBUTOR APPOINTMENTS.

                 1.1 LipoMatrix desires to appoint certain Collagen International subsidiaries ("CI Subsidiaries") as distributors of LipoMatrix's present and future breast implant products and other products intended for use in cosmetic or reconstructive breast surgery ("Products"), and those CI Subsidiaries have expressed interest in distributing Products in the countries of their respective incorporation (collectively, the "Territory"), pursuant to separate distribution agreements (each, a "Distributor Agreement") containing terms and conditions as set forth in the form agreement attached hereto as Exhibit A.

                 1.2 Those CI Subsidiaries that have expressed an interest in distributing Products are listed in Exhibit B. Collagen International has no objection to any CI Subsidiary entering into a separate Distributor Agreement on terms acceptable to such CI Subsidiary.

                 1.3 If Collagen International subsequently establishes a majority-owned affiliate in a country not designated as part of the Territory, LipoMatrix and Collagen International agree to enter into negotiations in good faith with regard to the possibility of including such country in the Territory, provided however, that this Section will not require LipoMatrix to cancel or modify pre-existing distribution agreements with third parties. Notwithstanding the foregoing, if Collagen International and LipoMatrix have not entered into an agreement within ninety (90) days of Collagen International notifying LipoMatrix of the establishment of its affiliate and the desire to enter negotiations for distribution rights, then LipoMatrix shall be free, in its sole discretion, to distribute, market and sell the Products in such country on its own or in conjunction with third parties.

                 1.4 If Collagen International or one of its subsidiaries has an interest in distributing the Products in a country where it does not have a subsidiary, but does have a third-party distributor, it may notify LipoMatrix of its desire to distribute the Products in such country. The parties will negotiate in good faith to arrive at a mutually acceptable distribution agreement. In addition, prior to entering into an agreement with a third party for distribution of Products, LipoMatrix will notify Collagen International of its intentions and, if Collagen International desires, negotiate in good faith to arrive at a mutually acceptable distribution agreement. In either of these cases, if agreement cannot be reached within ninety (90) days of initiation of discussions, LipoMatrix will be free to negotiate distribution rights with other parties. This section will not apply to Spain, Portugal or Latin America.

-------------
*Confidential treatment is requested for a portion of this agreement.

                 1.5 The parties recognize that it would facilitate the administration of certain aspects of the Distributor Agreements if Collagen International would agree to coordinate and perform certain functions on behalf of the CI Subsidiaries collectively, and Collagen International has agreed to serve in the limited capacity set forth herein.

         2.      RESEARCH AND DEVELOPMENT FUND.

                 2.1 The Distributor Agreements provide for the establishment of a research and development fund (the "Fund") to be created by certain payments equal to five percent (5%) of each distributor's net sales revenue from sales of Products beginning in April 1997.

                 2.2 LipoMatrix has agreed to collect and deposit these payments in a separate interest bearing account, and to provide quarterly statements of the Fund balance to Collagen International, and to use them on research, development, clinical and manufacturing programs for breast implant products and other products intended for use in cosmetic or reconstructive breast surgery, as mutually agreed with each CI Subsidiary.

                 2.3 LipoMatrix, Collagen International and the CI Subsidiaries recognize that it would be cumbersome for LipoMatrix to have to reach and coordinate agreement on the use of the Fund with each CI Subsidiary, and therefore, with the support of each CI Subsidiary, Collagen International and LipoMatrix have agreed that Collagen International will perform this coordination function on the CI Subsidiaries' collective behalf. As a result, a decision on the use of the Fund for specific projects by Collagen International will be deemed as binding for each CI Subsidiary.

         3.      RESOLUTION OF DISPUTES.

                 3.1 The parties wish to attempt to resolve any disputes or disagreements that might arise under any Distributor Agreement that cannot be resolved by LipoMatrix and the management of the relevant CI Subsidiary without resort to formal arbitration or litigation wherever possible.

                 3.2 Wherever a dispute has arisen that cannot be resolved, as described in Section 3.1, the chief executive officers of LipoMatrix and Collagen International will meet to attempt to resolve it.

                 3.3      In the event the dispute cannot be resolved under
Section 3.2, the chief executive officers of LipoMatrix and Collagen International will refer the dispute to a panel of three arbitrators, one appointed by each party, and the third by the two appointed arbitrators, convened under the rules of the International Chamber of Commerce in Geneva, Switzerland.

                 3.4      The decision of the chief executive officers under
Section 3.2 or, when necessary, of the arbitrators under Section 3.3, shall be final and conclusive and binding on LipoMatrix and the relevant CI Subsidiary with respect to the matter in dispute.

                 3.5 Collagen International represents that each CI Subsidiary that has signed a Distributor Agreement has agreed to this mechanism for resolving any disputes that may arise.

         4.      MOST FAVORED DISTRIBUTOR.

                 4.1 LipoMatrix agrees that the prices offered to its distributors in the European Union ("E.U.") will be not less than the lowest price ("the Lowest Price") at which Products are sold to subsidiaries of Collagen International in the E.U. (currently Collagen (UK) Ltd.) as of the date of this Agreement. In addition, LipoMatrix agrees that the prices at which Products are sold to its Latin American distributors will be not less than eighty-five percent (85%) of such Lowest Price.

                 4.2 LipoMatrix agrees that prior to entering a distribution agreement with a third party for Israel, Poland or Hungary, that it will discuss pricing for that agreement with Collagen International in an attempt to arrive at a mutually acceptable arrangement.

                 4.3 LipoMatrix agrees that three (3) years after the date of this Agreement, the payment terms granted to subsidiaries of Collagen International will be reviewed to ensure that those subsidiaries are treated fairly in comparison to other LipoMatrix distributors.

         5.      TARGET LAUNCH DATES.

                 5.1 Assuming the appropriate regulatory clearances are obtained, the target launch dates for each of the CI Subsidiaries listed in Exhibit B are as follows:

                 CI Subsidiary                             Target Launch Date
                 -------------                             ------------------
         United Kingdom                            April 1995

         Germany                                   September 1995

         France                                    October or November 1995

         Switzerland, Austria, Belgium,            as soon as practical but no later than
         Luxembourg, The Netherlands               March 31, 1996

         Italy                                     first quarter 1996

         Australia, Canada                         second quarter 1996

In the event that any launch is delayed due to regulatory considerations, such launch will take place as soon as practicable after regulatory considerations permit, and the remaining target launch dates will be adjusted, if necessary, to assure that no two (2) launches will be required to occur at an interval of less than four (4) weeks, and that a launch will not be required to take place in a month that would not be appropriate due to holiday or seasonal considerations.

         6.      TERM; TERMINATION.

                 6.1 This Agreement shall be effective as of the date first set forth above and shall continue in effect until all Distributor Agreements with CI Subsidiaries have expired or been terminated, unless earlier terminated pursuant to the provisions of this Section 6.

                 6.2 Either party shall have the right to terminate this Agreement at any time effective upon written notice, in the event of breach by the other party of any of the terms and conditions hereof and failure to correct the breach within thirty (30) days of written notice thereof.

                 6.3 In the event that Collagen Corporation accepts the LipoMatrix Offer (as defined in the License, Supply and Option Agreement between LipoMatrix and Collagen Corporation dated as of March 24, 1995) or the U.S. Distributor Agreement between LipoMatrix and Collagen Corporation is terminated, LipoMatrix shall have the right to terminate each of the Distributor Agreements and this Agreement. Collagen International represents that each CI Subsidiary that has signed a Distributor Agreement has agreed to this provision, and Collagen International agrees to use its best efforts to enforce this provision.

         7.      MISCELLANEOUS.

                 7.1 Counterparts and Governing Law. This Agreement may be executed in counterparts, and shall be governed by the laws of Switzerland without regard to conflicts of law. Each party hereby agrees to submit to the jurisdiction of an appropriate court within Vaud, Switzerland, and agrees that service of documents commencing any legal action may be made on such party in the manner provided for giving notice hereunder.

                 7.2 Complete Agreement. This Agreement is intended as the complete, final and exclusive statement of the terms of agreement between the parties and supersedes any and all agreements between them relating to the subject matter hereof. No modification, change or amendment to this Agreement, nor any waiver of any rights in respect hereto, shall be effective unless in writing and signed by the party to be charged, unless explicitly permitted by the terms of this contract. The waiver of breach or default hereunder shall not constitute the waiver of subsequent breach or default.

                 7.3 Notices. All notices required or to be given pursuant to this Agreement shall be in writing, shall be effective upon receipt and shall be delivered in person or by first class mail, postage prepaid to the following addresses, with a copy of such notice to be sent simultaneously by telex, facsimile copier or similar device to the party receiving such notice.

             To Collagen International:     Collagen International Incorporated
                                            2, Avenue Gratta-Paille
                                            CH-1000 Lausanne 30 Grey,
                                              Switzerland
                                            Attention: President

             To LipoMatrix:                 LipoMatrix, Incorporated
                                            24 Puits Godet, CH-2000 Neuchatel,
                                              Switzerland
                                            Attention: President

                 7.4 Assignment. Collagen International shall not assign this Agreement nor any rights hereunder without the prior written consent of LipoMatrix, granted in LipoMatrix's sole discretion. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. LipoMatrix shall be entitled to assign its interest in this Agreement in connection with a merger or other business combination in which LipoMatrix is not the surviving entity.

                 7.5 English as Language of Agreement. The original of this Agreement has been written in English. Each party waives right it may have under the law of its country to have this Agreement written in any language other than English.

                 7.6 Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby.

                 7.7 Waiver of Conflict. EACH PARTY TO THIS AGREEMENT THAT HAS BEEN OR CONTINUES TO BE REPRESENTED BY VENTURE LAW GROUP ("VLG") HEREBY ACKNOWLEDGES THAT RULE 3-310 OF THE RULES OF PROFESSIONAL CONDUCT PROMULGATED BY THE STATE BAR OF CALIFORNIA REQUIRES AN ATTORNEY TO AVOID REPRESENTATIONS IN WHICH THE ATTORNEY HAS OR HAD A RELATIONSHIP WITH ANOTHER PARTY INTERESTED IN THE REPRESENTATION WITHOUT THE INFORMED WRITTEN CONSENT OF ALL PARTIES AFFECTED. BY EXECUTING THIS AGREEMENT, EACH SUCH PARTY GIVES ITS INFORMED WRITTEN CONSENT TO THE REPRESENTATION OF LIPOMATRIX BY VLG IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties have executed this Agreement through the signatures of their duly authorized representatives set forth below.

COLLAGEN INTERNATIONAL                    LIPOMATRIX, INCORPORATED
INCORPORATED                              a British Virgin Islands corporation
a Delaware corporation


By: /s/ Neville Pelletier              By:  /s/ Terry R. Knapp, MD
    ---------------------------             ----------------------------
    Title: President                        Title: Chairman & CEO

                                              LipoMatrix Contract Number LMI 047

                                   EXHIBIT A

                         FORM OF DISTRIBUTOR AGREEMENT

                         FORM OF DISTRIBUTOR AGREEMENT

                                    BETWEEN

                           LIPOMATRIX, INCORPORATED

                                      AND

              CERTAIN SUBSIDIARIES OF COLLAGEN INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
I.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

II.      APPOINTMENT AS EXCLUSIVE DISTRIBUTOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

III.     SPECIFIC RESPONSIBILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

IV.      TERMS AND CONDITIONS OF SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

V.       ACQUISITION AND USE OF DEMONSTRATION PRODUCT AND
         TRANSPONDER READERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

VI.      TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

VII.     PATENT INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

VIII.    PRODUCT LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

IX.      LIMITATION OF LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

X.       NO RIGHT TO MANUFACTURE OR COPY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

XI.      INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

XII.     GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


EXHIBITS

Exhibit A      Risk Management Program*
Exhibit B      Risk Management Support Documents*


* Confidential treatment requested for this exhibit.

                             DISTRIBUTOR AGREEMENT

         This Distributor Agreement (the "Agreement") is entered into as of March 24, 1995, (the "Effective Date") between LIPOMATRIX, INCORPORATED ("LIPOMATRIX"), a corporation organized under the laws of the British Virgin Islands with an office located at Puits Godet 24, CH- 2000 Neuchatel, Switzerland and COLLAGEN _______ ("DISTRIBUTOR") with an office located at
_________________________________.

         IN CONSIDERATION OF THE MUTUAL PROMISES HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

I.       DEFINITIONS

         A. "PRODUCTS" shall mean LipoMatrix's present and future (subject to Section II.A) breast implant products and other products intended for use in cosmetic or reconstructive breast surgery. Products may be changed, abandoned or added by LipoMatrix, at its sole discretion, after reasonable prior written notice (which shall not be less than ninety (90) days) is given to Distributor, or in any other manner necessary in order to comply with applicable laws. LipoMatrix shall be under no obligation to continue the production of any Product, except as provided herein.

         B.      "TERRITORY" shall mean _____________________________________.

         C. "TECHNICAL DATA" shall mean all information belonging to LipoMatrix in written, graphic or tangible form relating to design, programming, operation or service of the Products, including all information that exists as of the Effective Date of this Agreement, or is developed by LipoMatrix during the term hereof.

         D. "INTELLECTUAL PROPERTY RIGHTS" shall mean all of LipoMatrix's worldwide patents, trademarks, trade names, inventions, copyrights, regulatory approvals, know-how, trade secrets, and all other intellectual property rights, in existence as of the Effective Date of this Agreement or hereafter developed or acquired by LipoMatrix, relating to the design, manufacture, or marketing of the Products.

         E. "TRADE SECRETS" shall mean any formula, pattern, device, or compilation of information which is used in LipoMatrix's business and which provides competitive advantage to LipoMatrix and which is not known or used by LipoMatrix's competitors. This term includes, but is not limited to, formulas, compounds, manufacturing processes, methods for treating or preserving materials, patterns for the design or operation of devices, materials filed with governmental agencies in connection with regulatory approval of LipoMatrix's products, and information relating to marketing of LipoMatrix products and services.

         F. "LIPOMATRIX TRADEMARKS" shall mean those trademarks, trade names, service marks, slogans, designs, distinct advertising, labels, logos and other trade-identifying symbols as are or have been developed and used by LipoMatrix and/or any of its subsidiaries or affiliate companies anywhere in the world.

         G. "GOVERNMENT AGENCY" shall include all local, national and supranational bodies with the legal authority to establish rules, regulations, standards and guidelines, (or to issue certificates of compliance with these), covering the design, manufacturing and marketing of the Products in the Territory. Within the European Union, this will include Competent Authorities and Notified Bodies or similar agencies as a consequence of or related to the Medical Device Directive (93/42/EEC), and/or where applicable, the Active Implantable Medical Device Directive (93/385/EEC), as well as similar directives established in the future.

         H. COMMERCIAL SALE. The sale of a Product by Distributor, other than for clinical use required to obtain governmental approvals to market such Product.

         I. ORDERING YEAR. The twelve-month period commencing on the first Commercial Sale and each subsequent twelve-month period commencing on the anniversary of such date.

II.      APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

         A. Subject to the terms and conditions set forth herein LipoMatrix hereby appoints Distributor, and Distributor hereby accepts such appointment, as LipoMatrix's exclusive distributor for the Products in the Territory. As a result, LipoMatrix will not sell the Products in the Territory, other than through Distributor. The mechanism for sales of Products for clinical trials in the Territory shall be determined by mutual agreement. Any future Product developed by LipoMatrix shall be deemed a Product hereunder. If Distributor does not initiate commercial sales of such future Product within ninety (90) days of regulatory clearance, then all rights to such product will revert to LipoMatrix.

         B. Distributor shall not represent or sell competitive products in the Territory which, in LipoMatrix's opinion, are likely to conflict with Distributor's obligation to use its reasonable commercial efforts to represent and sell Products in the Territory.

         C. Distributor shall not, directly or indirectly, solicit sales of the Products outside the Territory. Distributor shall forward to LipoMatrix all unsolicited inquiries relating to the Products or potential customers outside of both the Territory and the territory, if any, covered by affiliates of Distributor that are authorized to distribute Products.

         D. The relationship of LipoMatrix and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever.

III.     SPECIFIC RESPONSIBILITIES

         A.      MARKETING.

                 1. MARKETING EFFORTS. During the term of the Agreement, Distributor shall use its reasonable commercial efforts to develop and exploit the market and to sell the Products throughout the Territory.

                 2. MARKETING PLAN. Distributor shall complete, as soon as practicable (but no later than ninety (90) days prior to the scheduled commencement of sales), and thereafter, annually on or before March 31, a comprehensive marketing plan for each country within the Territory.

                 3.       PRINTED MATERIALS.

                          a.      Packaging.  LipoMatrix will provide at its
expense all materials in and on the Product packages.

                          b.      Risk Management Support Documents.  The text
of the risk management documents, including the Patient Advisory and Consent and the Supply Agreement, as of the date of this Agreement in the form attached as Exhibit B hereto, but in the local language of the Territory, will be provided by LipoMatrix, but printing and distribution expenses will be borne by Distributor.

                          c.      Sales and Promotional Literature.
Distributor will produce all sales and promotional literature, obtaining LipoMatrix's prior approval of scientific and regulatory matters contained therein. Distributor and LipoMatrix will cooperate on the development of such materials.

                 4. TRADE SHOWS. Distributor shall use its reasonable commercial efforts to attend major national and regional (i.e. regions in or encompassing the Territory) trade shows and educational forums where similar or competitive products are displayed and to present the Products fairly at such shows and workshops.

                 5. CLINICAL REFERENCE ACCOUNTS. Distributor shall endeavor to develop key clinical reference accounts with plastic surgeons who are key opinion leaders within the Territory. This includes those leaders as reasonably selected by LipoMatrix.

                 6. MARKETING AND SALES SUPPORT. In LipoMatrix's sole determination, LipoMatrix personnel shall make periodic visits to the Territory during the period of this Agreement, as necessary in order to monitor administration, marketing and sales related to the Products. LipoMatrix shall pay all transportation, meal, lodging, salary and related expenses for its personnel in this regard. LipoMatrix shall use commercially reasonable efforts to assist Distributor in locating and obtaining appropriate clinical expertise at Distributor's reasonable request, for purposes of supporting Distributor's marketing effort. The parties will mutually agree in advance on the amount and duration of clinical education and the allocation of costs associated with such clinical education.

         B.      PURCHASE QUOTAS, ORGANIZATION AND FORECASTS.

                 1. PURCHASE QUOTAS. The purchase quota for the first Ordering Year shall be mutually agreed between the parties prior to first Commercial Sale. Such purchase quota will be eighty percent (80%) of the anticipated sales for the first Ordering Year. The purchase quota for the second Ordering Year shall equal Distributor's actual purchases (in units) in the first Ordering Year. The purchase quota for the third Ordering Year shall equal Distributor's actual purchases (in units) in the second Ordering Year. Quotas for subsequent Ordering Years shall equal the higher of actual purchases (in units) or purchase quotas in the prior Ordering Year. Distributor agrees to use reasonable commercial efforts to meet or exceed the purchase quotas as set forth in this paragraph. In the event Distributor fails to meet or exceed, on an aggregate basis, the purchase quotas for two (2) consecutive Ordering Years beginning on or after the third Ordering Year, LipoMatrix may terminate this Agreement for cause as provided in Section VI.C, provided, however, that this termination option must be exercised within sixty (60) days of the commencement of the next Ordering Year. Purchase quotas will be adjusted if LipoMatrix is unable to supply Products due to regulatory constraints or significant manufacturing delays.

                 2. SALES ORGANIZATION AND TRAINING. Distributor shall use reasonable commercial efforts to develop a sales organization that is knowledgeable concerning the features of the Products and the relationship of those features to the clinical benefits to potential customers within the Territory. In connection with the sale of Products, at LipoMatrix's request, Distributor shall make available an individual reasonably satisfactory to LipoMatrix ("Distributor's Trainer") for sales training of Distributor's other representatives. Training for Distributor's Trainer shall be provided, at LipoMatrix's election, either in Switzerland or in the Territory, and will occur before commencement of Commercial Sales, with training updates to be held as needed. LipoMatrix shall pay the costs of the training (including the transportation, meals, lodging, salary and related expenses of LipoMatrix employees), and Distributor shall be responsible for all transportation, meals, lodging, salary and related expenses of Distributor employees attending such training.

                 3. QUARTERLY SALES INFORMATION AND FORECASTS. On a quarterly basis, Distributor shall provide within ten (10) days after the end of each calendar quarter a reasonably detailed quarterly sales and promotional report to LipoMatrix.

                          On a monthly basis, within the first ten (10) days of
every month, Distributor shall provide LipoMatrix with a six (6) month (during the first Ordering Year) and fifteen (15) month (thereafter) rolling forecast.

                 4. SALES LAUNCH SCHEDULE. Distributor shall commence Commercial Sales of the Products in the Territory on __________, 199_. Clinical or marketing trials may commence at any time by mutual agreement of the parties and will not constitute a Commercial Sale.

         C. LIPOMATRIX VISITS AND MARKETING REPRESENTATIVE. Upon reasonable notice, Distributor shall permit and facilitate visits by LipoMatrix personnel to Distributor's facilities to review compliance with specific requirements of this Agreement, and to customer sites and to travel with Distributor's sales personnel for training purposes.

                 Distributor shall permit the placement within Distributor's organization of a part-time or full-time Product specialist by LipoMatrix, at LipoMatrix's sole option and expense, for purposes of providing marketing and risk management support. Office space will be provided for such individual by Distributor. This requirement is waived as long as Distributor and its affiliates collectively own at least twenty percent (20%) of the Common Stock of LipoMatrix (on an as-converted basis) and the management of Distributor or any of its affiliates is represented on the board of directors of LipoMatrix.

         D. REGULATORY APPROVALS AND COMPLIANCE. LipoMatrix shall obtain and own all regulatory approvals, certificates, registrations, licenses, and permits related to the Products unless prohibited by local law. In the event that necessary approvals, certificates, registrations, licenses and permits required to sell and distribute the Products in the Territory are required by local law to be owned by, or held in the name of Distributor, Distributor agrees that upon termination of this Agreement for any reason, Distributor shall immediately take all steps necessary to promptly transfer the ownership, registration or entitlement of such registrations, certificates, licenses and permits to LipoMatrix or its designee.

                 Distributor shall provide reasonable assistance to LipoMatrix in order to obtain any and all applicable regulatory approvals required by Governmental Agencies under the laws and/or regulations of any jurisdiction in order to market the Products within Territory, including but not necessarily limited to, meeting relevant standards and guidelines, preclinical, clinical and safety approvals required by Government Agencies. LipoMatrix shall reimburse Distributor for reasonable out-of-pocket expenses incurred by Distributor in connection with such assistance provided such expenses are approved in advance.

                 LipoMatrix shall have the primary responsibility for manufacturing compliance and Distributor for any distribution compliance regarding any reporting or compliance matters in the Territory required of distributors by Government Agency rules and regulations, including but not limited to, recalls of the Products and reporting of adverse events involving the Products. The parties shall share information to allow each party to fulfill its compliance obligations hereunder.

                 Each party shall promptly inform the other of any changes in regulatory or compliance status that might significantly affect the marketing of the Products in the Territory. Each party shall inform the other within two
(2) working days of any actions taken by such party that could reasonably be expected to affect the regulatory or compliance status of LipoMatrix or the Products.

                 Distributor shall make all reasonable efforts to comply with "Good Distribution Practices", as defined by EUCOMED, and with other appropriate standards for review and approval of orders from its customers.

         E. IMPORT LICENSES. Distributor shall obtain import and reexport licenses and permits and take all other actions required in connection with the import or reexport of Products purchased hereunder.

         F.      CUSTOMER FEEDBACK AND POST-MARKETING SURVEILLANCE.
Distributor shall use its commercially reasonable efforts to provide LipoMatrix with assessments of customer requirements for Product modifications and improvements. These assessments will focus on the quality, design, functional capability and other features of the Products, with a view to maximizing the potential market for such Products within the Territory.

                 Distributor will promptly furnish LipoMatrix with copies of any written communications from its customers with respect to the use of its Products, suggestions for modifications or improvement to the Products, reliability of Products, performance of the Products, compliance with specifications, and other pertinent information.

         G. REGISTRY INFORMATION. On a monthly basis, Distributor will provide to LipoMatrix a report which will provide such information defined by LipoMatrix as necessary for maintenance of a registry of implants, including but not limited to, the transponder numbers for those Products shipped to customers or otherwise disposed of, including the transponder number and the customer number of the physician, clinic or hospital to whom the Product was sold. Distributor will provide LipoMatrix with an inventory reconciliation as requested by LipoMatrix from time to time.

         H. INVENTORY. Distributor agrees to maintain an inventory of Products equivalent to three (3) months of forecast sales provided the Products have a stated shelf life of at least twenty-four (24) months.

                 Distributor will maintain its inventory of Products in a clean, secure and well organized facility. In addition, such storage space will comply with environmental requirements, including temperature or other requirements, set forth on the labeling of the Products, or other reasonable requirements notified from time to time by LipoMatrix to Distributor.

                 Distributor will maintain records of the Products to enable traceability of Products. Distributor will use an effective materials management system for tracking its inventory and shipments of Products to its customers.

         I. RISK MANAGEMENT PROGRAM. Distributor recognizes that LipoMatrix maintains an active program of risk management as set out in Exhibits A and B attached to this Agreement (the "Risk Management Program"). The Risk Management Program may be changed by mutual agreement. Distributor agrees to comply with the Risk Management Program and to use its best efforts to assure compliance by Distributor's customers.

         J. HEALTH AND SAFETY LAWS AND REGULATIONS. Distributor shall comply fully with any and all applicable health and safety laws and regulations of the Territory.

         K. REPRESENTATIONS. Neither Distributor nor LipoMatrix shall make any false or misleading representations to customers or others regarding LipoMatrix or the Products. Distributor and its employees and agents shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with LipoMatrix's documentation accompanying the Products or LipoMatrix's literature describing the Products, including LipoMatrix's standard warranty and disclaimers. Distributor shall not make any commitments or comments to its customers about possible future Product enhancements or future Products without the written authorization of LipoMatrix.

         L. WARRANTY. LipoMatrix warrants that each Product sold to Distributor hereunder will (i) have any required regulatory clearance for commercial sale in the Territory, (ii) be free from defects in materials and workmanship, (iii) be designed in compliance with ISO 9001 design standards,
(iv) be manufactured, packaged, and labeled in accordance with the then prevailing specifications, and (v) have a remaining shelf life at the date of shipment of twenty-one (21) months when the stated shelf life from date of manufacture is twenty-four (24) months (the "Warranty Period"). If Distributor provides notice to LipoMatrix during the Warranty Period that a Product breaches this warranty, Distributor shall, if requested by LipoMatrix, return such Product to LipoMatrix for evaluation, or if not so requested, dispose of such Product in accordance with LipoMatrix's instructions, and, if such Product does breach this warranty, LipoMatrix will, in its sole discretion, either repair or replace same, and reimburse Distributor for its reasonable return freight incurred therefor, if any, or refund the purchase price.

                 This warranty does not cover defects or damage caused by Distributor's misuse, abuse, alterations or failure to properly maintain, handle and store any Products.

         M. EXTENDED WARRANTY. In addition, an extended warranty will be provided by LipoMatrix as set out in the Risk Management Program. All claims pursuant to the extended warranty shall be made in a writing (including a telecopy) stating (1) the name and address of the site at which the Product was implanted, (2) the name and telephone number of the contact person at the site,
(3) the transponder number of the allegedly nonconforming Product, (4) the date the Product was delivered to the site by Distributor, and (5) a reasonably detailed description of the alleged nonconformity. The allegedly non-conforming Product must be returned to LipoMatrix for evaluation. LipoMatrix shall promptly advise Distributor of any changes in its extended warranty.

         N. THE WARRANTY SET FORTH IN SECTIONS III.L AND III.M ABOVE IS EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN, ORAL OR IN ANY COMMUNICATION WITH DISTRIBUTOR, IS EXPRESSED OR IMPLIED. LIPOMATRIX MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE PRODUCT TO DISTRIBUTOR OR TO ANY OTHER PERSONS, EXCEPT AS SET FORTH HEREIN. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, LIPOMATRIX RESERVES THE RIGHT TO MODIFY THE EXTENDED WARRANTY POLICY AND OBLIGATIONS SET FORTH HEREIN UPON NOTICE TO DISTRIBUTOR FROM TIME TO TIME AS TO PRODUCTS ORDERED BY DISTRIBUTOR AFTER THE DATE OF SUCH NOTICE. ALL IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT (EXCEPT AS SET FORTH IN SECTION VII) ARE HEREBY EXCLUDED. THE FOREGOING DISCLAIMERS SHALL NOT AFFECT LIPOMATRIX'S OBLIGATIONS AS SET FORTH IN SECTIONS VII AND VIII.

IV.      TERMS AND CONDITIONS OF SALE

         A. PRICES. Distributor and LipoMatrix shall, prior to launch in the Territory, mutually agree on list prices for Distributor's sales of Products to its customers. Prices charged by LipoMatrix to Distributor will reflect a discount of fifty-five percent (55%) from the agreed upon list price for the first Ordering Year and a discount of fifty percent (50%) thereafter.

                 Prices to Distributor for all Products shall be F.O.B. Swiss manufacturing facility of LipoMatrix and shall exclude freight, taxes (including, without limitation, export, import and local excise, sales, use, property and other taxes, but excluding taxes imposed on LipoMatrix's net income), insurance, duties and other governmental charges levied with respect to the Products sold hereunder, all of which shall be paid by Distributor. Prices may be changed at any time during the term of this Agreement, or any extension or renewal thereof, by mutual agreement.

         B. RESEARCH AND DEVELOPMENT FUND. While Distributor markets the Products, Distributor shall pay to LipoMatrix an amount equal to five percent (5%) of Distributor's net sales revenue from sales of Products, such payments to be made for each month by the fifteenth day of the following month. Such payments shall commence in respect of sales for the month of April 1997. The payments, and the interest earned on them until expenditure, are intended to be expended on mutually agreed research, development, clinical and manufacturing programs for breast implant products and other products intended for use in cosmetic or reconstructive breast surgery, and if such funding is not expended, the funds shall revert to Distributor. LipoMatrix shall have full ownership of the results of such programs; provided, however, if Distributor and its affiliates beneficially own less than twenty percent (20%) of LipoMatrix, LipoMatrix will pay Distributor a mutually agreed upon royalty for sales of products incorporating the results of such programs outside the Territory and other territories where Distributor and its affiliates are selling Products. Distributor shall have the exclusive right to market in the Territory all products developed with any use of such funds and any such product shall be deemed a Product hereunder. If Distributor does not initiate commercial sales of such Product within ninety (90) days of regulatory clearance, then all rights to such product will revert to LipoMatrix.

         C.      PAYMENT TERMS

                 1. LipoMatrix agrees to grant Distributor credit terms for sales. Distributor agrees to pay to LipoMatrix the full amount of all invoices net sixty (60) days from the invoice date. In the event that Distributor does not promptly pay all invoices in accordance with this Section, then the payment terms will revert to payment by irrevocable letter of credit (or equivalent satisfactory to LipoMatrix) payable against shipping documents. Accounts past due will be subject to a monthly service charge of one and one-half percent (1.5%) of unpaid sum, but in no event to exceed the maximum allowable by law.

                 2. All payments shall be in the local currency of the Territory.

                 3. Distributor must give LipoMatrix written notice of any discrepancies among the purchase order, the invoice, and Products received, within thirty (30) days after receipt of Products or the invoice, whichever occurs later.

                 4. If Distributor fails to make payment when due, LipoMatrix may also decline to make further shipments until all above indebtedness is paid, and/or alternatively may decline to make further deliveries except for cash in advance of shipment or letter of credit acceptable to LipoMatrix.

         D. PRODUCT ORDERS. All orders for Products submitted hereunder shall be initiated by purchase orders sent by regular mail, hand delivery, airmail, courier mail, e-mail, or facsimile to LipoMatrix. LipoMatrix shall respond to such orders by air mail, courier mail, e-mail, or facsimile within reasonable time, not to exceed ten (10) days after receipt thereof. All purchase orders submitted by Distributor to LipoMatrix shall identify the Products ordered by Product number and quantity and the desired shipment date.

         E. ORDER ACCEPTANCE. All purchase orders are subject to acceptance by LipoMatrix at its Neuchatel office. LipoMatrix shall have no obligation or liability to Distributor with respect to purchase orders which are not accepted; however LipoMatrix shall not unreasonably reject any purchase order. LipoMatrix shall use reasonable efforts to deliver Products covered by accepted purchase orders at the times specified in the corresponding quotation or written acceptance of Distributor's purchase order.

                 Any orders in the ordinary course of business, consistent with normal ordering practices, that are rejected by LipoMatrix shall be deducted from the purchase quota for such Ordering Year as set forth in Section III.B.1.

                 Distributor's purchase orders hereunder shall be governed by the terms and conditions of this Agreement. Nothing contained in any purchase order shall in any way modify or add any terms or conditions of sale.

         F. CANCELLATION/RESCHEDULING. Distributor may, at its option and subject to the provisions of this Section, either reschedule delivery of any Products or cancel any order or portion thereof, upon written notice to LipoMatrix. A "reschedule" is defined as changing all or any portion of those Products scheduled for shipment on any ship date by moving the ship date later in time. Distributor shall have a right to cancel or reschedule any order for later shipment provided such request is received by LipoMatrix at least thirty
(30) days in advance of the original ship date. Rescheduling or cancellation requests made Distributor within thirty (30) days of the original ship date are subject to LipoMatrix's approval.

         G. COUNTRY SHIPMENTS. Products sold to Distributor in the Territory will not be transferred by Distributor outside the Territory without the written notification to LipoMatrix and an appropriate billing adjustment to reflect any difference in prices between countries. Such transfers out of the Territory will only be permitted to countries in a territory covered by a distributor that is an affiliated company of Distributor.

V.       ACQUISITION AND USE OF DEMONSTRATION PRODUCT AND TRANSPONDER READERS

         A. Products will be provided without charge to Distributor for Distributor's exclusive use in selling and marketing of Products within the Territory, in such limited quantities as are determined by mutual agreement.

         B. Transponder readers will be loaned to Distributor for use in tracking inventory and for demonstration use with customers, in such limited quantities as are determined by mutual agreement.

VI.      TERM AND TERMINATION

         A. TERM. This Agreement shall commence upon the Effective Date and shall expire ten (10) years after first Commercial Sale, unless renewed or terminated as provided below.

         B. RENEWAL. Unless terminated in the manner provided below, the term of this Agreement shall be extended automatically for successive one (1) year periods, unless either party elects not to renew by written notice to the other party at least ninety (90) days prior to the conclusion of the initial term hereof or any such renewal period, as the case may be. Either party may elect not to renew this Agreement for any or no reason.

         C. TERMINATION FOR CAUSE. Either party shall have the right to terminate this Agreement at any time effective upon written notice, in the event of (1) breach by the other party of any of the terms and conditions hereof and failure to correct the breach within the thirty (30) days of written notice thereof; (2) the other party becoming generally unable to obtain necessary licenses; or (3) Force Majeure which suspends or delays performance of this Agreement for more than ninety (90) days from the beginning of such event.

                 It is recognized by the parties that the Risk Management Program (see Section III.A.3.b) is an essential element of this Agreement. Failure by either party to adhere to its provisions or to use best efforts to implement it, may be used as grounds for termination of this Agreement for cause under this Section.

                 In the event of a substantial change in ownership of Distributor, or the continued failure by Distributor to meet the purchase quotas as specified in Section III.B.1, LipoMatrix shall have the right to terminate this Agreement upon thirty (30) days written notice.

                 In the event that LipoMatrix is acquired by a third party, LipoMatrix shall have the right to terminate this Agreement upon thirty (30) days written notice.

                 Either party shall have the right to terminate this Agreement, by written notice taking immediate effect, if the other party becomes insolvent, or if there are instituted by or against the other party proceedings in bankruptcy or under insolvency similar laws or for reorganization, receivership or dissolution. Any such termination shall not relieve either party from any payment obligation which accrued prior to such termination.

         D. CANCELLATION AND REPURCHASE OPTIONS. Upon expiration or termination of this Agreement, any or all unfilled orders shall be cancelled. LipoMatrix reserves the right at its sole option to repurchase from Distributor any or all Products unsold by Distributor, at a mutually agreed upon price, which in any case shall not exceed the landed price Distributor paid LipoMatrix for Products to be repurchased. In the event LipoMatrix fails to repurchase such Products, Distributor shall have the right to continue to sell its existing inventory of such Products for a reasonable period following such expiration or termination.

         E. RETURN OF MATERIALS. Upon expiration or termination of this Agreement, Distributor shall return to LipoMatrix, at LipoMatrix's expense, all sales promotional materials and aids and any tools or equipment loaned or furnished to Distributor pursuant to this Agreement.

         F. EFFECT OF TERMINATION. In the event of termination by either party in accordance with any of the provisions this Agreement, or expiration of this Agreement, neither party shall be liable to the other, because of such termination or expiration, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases, or commitments in connection with the business or goodwill of LipoMatrix or Distributor, occurring as a result of such termination or expiration, or incurred in anticipation of renewal.

VII.     PATENT INDEMNITY

         LipoMatrix will defend any suit brought against Distributor based on a claim that the Product furnished under this Agreement infringes any patent or trademark, and will pay all damages and costs that a court awards against Distributor as a result of such claim and any payments made in settlement of such claim, provided that Distributor gives LipoMatrix: (a) prompt written notice of such suit; (b) full control over the defense or settlement thereof; and (c) all reasonable information and assistance (at LipoMatrix's expense excluding time spent by employees or consultants of the Distributor) to handle the defense and settlement thereof.

         If the Products, or any part thereof, are, or in the opinion of LipoMatrix may become, the subject of any claim, suit or proceeding for infringement of any patent or trademark, or in the event of any adjudication that the Products, or any part thereof, infringe any patent or trademark, or if the sale or use of Products, or any part thereof, is enjoined, LipoMatrix may, at its option and expense: (a) procure for Distributor and its customers the right under such patent or trademark to use or sell as appropriate the Products or such part thereof; or (b) replace the Products, or part thereof, with other suitable Products or parts; or (c) suitably modify the Products or part thereof, or (d) if none of the foregoing are commercially practicable, refund the amounts paid therefore by Distributor, and recover possession of such Products. LipoMatrix shall not be liable for any costs or expenses incurred without its prior written authorization.

         Notwithstanding the provisions of the preceding paragraphs, LipoMatrix shall not be liable to Distributor or its customers for: (a) infringement of patent claims covering the usage of LipoMatrix Products in a manner not intended under this Agreement; (b) any trademark infringements involving any marking or branding applied by LipoMatrix or involving any marking or branding applied at the request of Distributor, except if such marking or branding is owned by LipoMatrix; (c) the modification of Products, or any part thereof, unless such modification was made by LipoMatrix; or (d) the combination, operation or use of the Product with other products not furnished by LipoMatrix to the extent such claim would not have arisen had such combination, operation or use not occurred.

         THE FOREGOING PROVISIONS OF THIS SECTION VII STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF LIPOMATRIX, AND THE EXCLUSIVE REMEDIES OF DISTRIBUTOR AND ITS CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS, BY THE PRODUCTS OR ANY PART THEREOF.

VIII.    PRODUCT LIABILITY

         A. INDEMNITY BY DISTRIBUTOR. Distributor shall indemnify and hold LipoMatrix harmless from and against any and all liability, damage, loss, cost, expense (including reasonable attorney's fees), regulatory penalties and enforcement actions resulting from any claims made or suits brought against LipoMatrix, its employees, directors and customers which arise or result solely from Distributor's marketing, distribution, handling and shipping of the LipoMatrix Products, or from Distributor's negligence or willful misconduct. LipoMatrix shall promptly notify Distributor of any such claim or suit and shall permit Distributor at Distributor's cost and expense, to handle and control such claim or suit.

         B. INDEMNITY BY LIPOMATRIX. LipoMatrix shall indemnify and hold Distributor harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) resulting from any claims made or suits brought against Distributor, its owners, employees, directors and customers which arise or result solely from LipoMatrix's design, handling and shipping of the LipoMatrix Products, or failure to manufacture the LipoMatrix Products in accordance with agreed upon specifications, FDA Good Manufacturing Practices or other applicable standards for medical device manufacturers, or from negligence or willful misconduct. Distributor shall promptly notify LipoMatrix of any such claim or suit and shall permit LipoMatrix at LipoMatrix's cost and expense, to handle and control such claim or suit.

         C. APPORTIONMENT OF DAMAGES. In the event that any liability, damage, loss, cost or expense (including reasonable attorney's fees) as aforesaid cannot be established (with respect to final judgments of a court of competent jurisdiction from which no appeal is or can be taken as well as settlements made prior to, during or following termination of litigation to which the parties have expressly agreed in writing) to have resulted solely from the actions or failures to act of LipoMatrix or Distributor or their affiliates, responsibility for payment of such liability, damage, loss, cost or expense (including reasonable attorney's fees) will be apportioned between LipoMatrix and Distributor according to the contribution of either party to the damage; and if such allocation is not mutually agreed, then it will be determined by mandatory binding arbitration.

         D. PRODUCT LIABILITY INSURANCE. LipoMatrix shall use its reasonable commercial efforts to secure product liability insurance in the amount of five million dollars ($5,000,000), to the extent this is available on commercially reasonable terms. LipoMatrix shall have Distributor named as an additional insured on its product liability insurance policy. If LipoMatrix is unable to secure or maintain such insurance, Distributor may terminate this Agreement. The parties agree to review the possibility of increasing the amount of such insurance if increases in sales so warrant.

IX.      LIMITATION OF LIABILITY

         IN NO EVENT, WHETHER THE CAUSE OF ACTION BE BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL OR EQUITABLE THEORY SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGE OF ANY KIND, OR FOR LOSS OF REVENUE, LOSS OF BUSINESS OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, PERFORMANCE, FAILURE OR INTERRUPTIONS OF ITS PRODUCTS. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, LIPOMATRIX'S MAXIMUM LIABILITY FOR DAMAGES HEREUNDER SHALL NOT EXCEED THE PURCHASE PRICE OF THE PRODUCTS PURCHASED DURING THE TERM OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT AFFECT EITHER PARTY'S DUTY TO INDEMNIFY THE OTHER PARTY FOR THIRD-PARTY SUITS FOR SUCH DAMAGES, AS SET FORTH IN SECTIONS VII AND VIII.

         THE DISCLAIMER OF LIABILITY FOR DAMAGES WILL NOT BE AFFECTED IF ANY REMEDY PROVIDED HEREUNDER SHALL FAIL OF ITS ESSENTIAL PURPOSE. DISTRIBUTOR HAS ACCEPTED THE DISCLAIMER OF LIABILITY FOR DAMAGES AS PART OF A BARGAIN TO LOWER THE PRICE OF THE PRODUCTS AND UNDERSTANDS THAT THE PRICE OF THE PRODUCTS WOULD BE HIGHER IF LIPOMATRIX WERE REQUIRED TO BEAR ADDITIONAL LIABILITY FOR DAMAGES.

X.       NO RIGHT TO MANUFACTURE OR COPY

         The Products are offered for sale and are sold by LipoMatrix subject in every case to the condition that such sale does not convey or license to Distributor, expressly or by implication, the right to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with customers, as mutually agreed, to inform them of, and both parties shall, as mutually agreed, assist each other in assuring compliance with, the restrictions contained in this Section.

XI.      INTELLECTUAL PROPERTY RIGHTS

         A. SOLE PROPERTY OF LIPOMATRIX. Distributor agrees that Intellectual Property Rights are and shall remain sole property of LipoMatrix and that LipoMatrix owns all right, title and interest in the product lines which include the Products now or hereafter subject to this Agreement. The use by Distributor of any Intellectual Property Rights, including, but not limited to any patent, invention, trademark, trade name, trade secret or copyrighted material, is authorized only for the purposes herein set forth. Upon termination of this Agreement for any reason, authorization shall cease.

                 Distributor agrees that the Products contain a device identification system (including software) which is proprietary to LipoMatrix. LipoMatrix at all times retains ownership of and title to the device identification system supplied with the Product, and to the trade secrets embodied in such technology.

                 Subject to Distributor's acceptance of the obligations contained in this Section, and to the fulfillment of these obligations, LipoMatrix grants Distributor a non-exclusive license to use the device identification system included with the Products solely in the form and on the medium in which program is delivered for the purposes of operating the Product in accordance with the instructions set forth in the Instructions for Use supplied with the Product, and for no other purposes whatsoever. Distributor may not decompile, reverse engineer or reverse assemble such technology, nor may it make a copy of such program or apply any techniques to derive the trade secrets embodied therein.

         B. USE OF LIPOMATRIX NAME AND TRADEMARKS. During the term of this Agreement, Distributor shall have the right to indicate to the public that Distributor is an authorized distributor of LipoMatrix's Products and to advertise within the Territory such Products under the LipoMatrix Trademarks. Distributor shall not alter or remove any LipoMatrix Trademark applied to the Products at the factory. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge the LipoMatrix Trademarks or registration thereof or attempt to register any trademarks, marks or tradenames confusingly similar to those of LipoMatrix.

         C. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Distributor and LipoMatrix acknowledge that by reason of their relationship hereunder they will have access to certain information and materials concerning each other's business, plans, customers and products (including Trade Secrets and Technical Data provided to Distributor) which are confidential and of substantial value to Distributor and LipoMatrix, which value would be impaired if such information were disclosed to third parties.

                 Each party agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information which is revealed to it by the other party. The receiving party shall take every reasonable precaution to protect the confidentiality of such information, which in no event shall be less than the efforts exercised by such party with respect to its own confidential business information. Distributor and LipoMatrix shall advise each other in the event that either party considers particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by LipoMatrix.

                 In the event of expiration or earlier termination of this Agreement, there shall be no use or disclosure by Distributor or LipoMatrix of any confidential information, and Distributor shall not manufacture, or have manufactured, devices, components or assemblies utilizing any of LipoMatrix's Intellectual Property Rights.

XII.     GENERAL

         A. COUNTERPARTS AND GOVERNING LAW. This Agreement may be executed in counterparts, and shall be governed by the laws of Switzerland, without regard to conflicts of law. Distributor hereby agrees to submit to the jurisdiction of an appropriate court within Vaud, Switzerland, and agrees that service of documents commencing any legal action may be made on Distributor in the manner provided for giving notice hereunder

         B. COMPLETE AGREEMENT. This Agreement is intended as the complete, final and exclusive statement of the terms of agreement between the parties and supersedes any and all agreements between them relating to the subject matter hereof. No modification, change or amendment to this Agreement, nor any waiver of any rights in respect hereto, shall be effective unless in writing and signed by the party to be charged, unless explicitly permitted by the terms of this contract. The waiver of breach or default hereunder shall not constitute the waiver of subsequent breach or default.

         C. FORCE MAJEURE. Notwithstanding anything in this Agreement to the contrary, other than the obligation to pay money, the obligations of either party under this Agreement, including purchase quotas, shall be excused during any continuing event which is beyond the reasonable control of such party, including without limitation, strike, fire, war, rebellion, natural disasters/Acts of God, embargo, governmental order or restriction, or inability for any other reason to supply or deliver Products due to unnatural or commercially impractical circumstances.

         D. NOTICE. Any notice or report required or permitted under this Agreement shall be deemed given if delivered personally or if sent by either party to the other by registered or certified mail, postage prepaid, or internationally recognized courier, for overnight delivery, addressed to the other party at its address first set forth above or at such other address to which such party shall give notice hereunder. If by mail, delivery shall effective five (5) days after deposit with postal authorities.

         E.      ASSIGNMENT.      Distributor shall not assign this Agreement
nor any rights hereunder without the prior written consent of LipoMatrix, granted in LipoMatrix's sole discretion. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. LipoMatrix shall be entitled to assign its interest in this Agreement in connection with a merger or other business combination in which LipoMatrix is not the surviving entity.

         F. ENGLISH AS LANGUAGE OF AGREEMENT. The original of this Agreement has been written in English. Distributor waives right it may have under the law of Distributor's country to have this Agreement written in any language other than English.

         G. SEVERABILITY. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby.

         H. SURVIVAL. The obligations and duties listed in the Sections titled "Warranty", "Patent Indemnity", "Limitation of Liability", "No Right to Manufacture or Copy", "Product Liability" and "Intellectual Property Rights" shall survive any termination or expiration of this Agreement and shall remain in effect for a period of ten (10) years thereafter.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

LIPOMATRIX, INCORPORATED                  COLLAGEN _____________________________
("LIPOMATRIX")                            ("DISTRIBUTOR")



By:__________________________________     By:___________________________________
       (signature)                               (signature)

Printed Name:  Terry R. Knapp, M.D.       Printed Name:  Neville Pelletier

Title:  President & CEO                   Title:  Director

                                   EXHIBIT A

                            RISK MANAGEMENT PROGRAM


Confidential treatment requested for this exhibit.

                                   EXHIBIT B

                       RISK MANAGEMENT SUPPORT DOCUMENTS


* Confidential treatment requested for this exhibit.

                                   EXHIBIT B

                                CI SUBSIDIARIES


TERRITORY                                               COMPANY/ADDRESS
--------------------------------------------------      -------------------------------------------
Australia/New Zealand                                   Collagen Biomedical Pty. Ltd.
                                                        Unit 1, Chullora Central
                                                        Corner Brunker Rd & Anza St.
                                                        Chullora NSW 2190

Austria                                                 Collagen Vertriebe biomedizinischer
                                                        Produkte GmbH
                                                        Schloss Essling
                                                        Esslinger Hauptrasse 81-87
                                                        1228 Wien

Belgium/Luxembourg                                      Collagen S.A.
                                                        Avenue Winston Churchill 22
                                                        1180 Brussels

Canada                                                  Collagen Canada Ltd.
                                                        1235 Bay Street
                                                        Suite 500
                                                        Toronto, Ontario M5R 3K4

France                                                  Collagen France S.a.r.l.
                                                        113 rue Victor Hugo
                                                        92300 Levallois-Perret

Germany                                                 Collagen GmbH
                                                        Oskar-Messter-Strasse 22
                                                        85737 Ismaning

Italy                                                   Collagen S.r.l.
                                                        Via Ripamonti, 66
                                                        20141 Milan

Netherlands                                             Collagen BV
                                                        Marksingel 2C
                                                        NL-4811 NV Breda

Switzerland/Lichtenstein                                Collagen S.A.
                                                        Avenue Gratta Paille 2
                                                        1000 Lausanne 30 Grey

TERRITORY                                               COMPANY/ADDRESS
--------------------------------------------------      -------------------------------------------
United Kingdom/Ireland                                  Collagen (UK) Ltd.
                                                        The Business Centre
                                                        6, Bertie Road
                                                        Thame OX 9 3FR - Oxon





                                             - 2 -